Exhibit 10.4

EMPLOYMENT AGREEMENT

(as amended January 4, 2008)

This Employment Agreement (this “Agreement”) has been made and entered into as of the 2nd day of March 2005, by and between Hungarian Telephone and Cable Corp., a corporation organized under the laws of the State of Delaware, United States of America (the “Company”) and Peter T. Noone (“Employee”). The Agreement has been amended as of the 22nd day of April 2005 and as of the 4th day of January 2008, for the purpose carrying out the original intentions of the Company and Employee and ensuring compliance with Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (collectively, “Section 409A”).

RECITALS:

A. The Employee and Company are parties to an employment agreement dated as of January 2, 2003.

B. The Company desires to retain Employee as its General Counsel and Secretary. Employee desires to work for the Company as its General Counsel and Secretary.

C. The parties desire to terminate the existing employment agreement and enter a new employment agreement and set forth herein in this new employment agreement the terms and conditions under which Employee shall serve in the above-stated capacity of General Counsel and Secretary.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

1. Employment and Duties. The Company agrees to employ Employee and Employee accepts the employment, subject to the terms and conditions herein, to serve as General Counsel and Secretary of the Company. Employee’s duties and responsibilities shall include the duties and responsibilities as set forth by the Company, in all cases consistent with Employee’s position. Employee shall perform faithfully the duties assigned to him to the best of his ability.

2. Place of Employment. Employee shall be employed out of the Company’s United States office located in Seattle, Washington.

3. Term. This agreement shall have an indefinite term and shall continue indefinitely unless terminated pursuant to Section 12 hereof (the “Employment Period”).

4. Salary. Employee will receive a monthly salary based on an annualized rate of two hundred forty-six thousand dollars ($246,000.00) for 2007. For subsequent calendar years, provided Employee has performed his duties satisfactorily, Employee shall be entitled to an increase in his base salary that shall not be less than the annual change in the United States Consumer Price Index for the prior year.

5. Allowances. At the Employee’s discretion, the Company shall grant Employee the following allowances which shall be deducted from the annual salary: (i) an annual allowance of up to $3,940 per year to purchase life insurance for which Employee or a trust set up by Employee shall be the owner and which insurance shall benefit Employee’s family upon Employee’s death, and (ii) an allowance of up to $3,500 to be used by Employee for Employee or any member of Employee’s family to cover amounts not covered by Employee’s health or dental insurance.

6. Performance Bonus. Employee shall be eligible to receive a bonus if the Company, in its sole discretion, decides to reward Employee for his performance. Any such bonus shall be paid at the Company’s discretion in either (i) cash, (ii) the Company’s stock, (iii) additional options to purchase the Company’s stock, (iv) any combination of cash, stock or options, or (v) such other form of consideration as the Company shall determine.

7. Stock Options. Provided Employee has maintained continuous service with the Company through the first business day of each calendar year, the Company shall annually grant to Employee on the first business day of each calendar year, options from the Company’s 2004 Long-Term Incentive Plan (the “Plan”) to purchase at least 20,000 shares of the Company’s common stock at an exercise price equal to the market price of the Company’s common stock on the date of grant as determined by the Plan. Such options shall have a ten-year exercise period.

8. Employee Taxes. Employee shall be solely responsible for any and all of Employee’s portion of any (i) income and (ii) social security, medicare or any other miscellaneous taxes applicable to any salary, bonus, option grant, stock grant, allowance, severance benefit, or any other type of compensation or benefit received by Employee pursuant to this Agreement which is subject to taxation and payable to any governmental taxing authority.

9. Health and Dental Insurance. The Company will provide Employee, his spouse and his minor dependents with health and dental insurance coverage provided such persons meet any coverage requirements that the Company’s insurance carrier may require.

10. Vacation. Employee will be entitled to twenty (25) days annual paid vacation.

11. Confidential Information.

(a) Nondisclosure. Employee expressly covenants and agrees that he will not during the term of this Agreement or at any time after the termination hereof, irrespective of the time, manner, or cause of termination, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of the Company, in any manner whatsoever, any “confidential information” (as hereinafter defined) of the Company that would be inconsistent with the position held by Employee or the duties being performed by Employee at the direction of the Company.

(b) Return of Confidential Information and Other Property. Upon termination of this Agreement, Employee will surrender to the Company all confidential information including, without limitation, all lists, charts, schedules, reports, financial statements, books and records, and all copies thereof, of the Company and all other property belonging to the Company whatsoever. As used herein, “confidential information” means information disclosed to or known by Employee as a consequence of or through his employment for the Company, not generally known in the business in which the Company is or may become engaged, about the Company, its business, products and processes.

(c) Breach of Confidentiality Provision. Employee agrees that a substantial violation on his part of this confidentiality covenant will cause such damage to the Company as will be irreparable and for that reason, Employee further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenant by Employee, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Employee expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

12. Termination.

(a) Reasons for Termination. The employment of Employee with the Company shall terminate automatically upon Employee’s death and may be terminated by written notice.

(i) by the Company, upon Employee’s disability which renders him unable to perform his usual and customary duties for a period of 180 consecutive days;

(ii) by the Company without “cause” upon 180 days (6 months) notice “cause” is hereinafter defined);

(iii) by the Company with “cause” without notice;

(iv) by Employee upon 90 days (3 months) notice; or

(v) by Employee for “Good Reason” upon one month notice. “Good Reason” means (1) a diminution in Employee’s responsibilities, duties, titles or reporting lines; or (2) a reduction in Employee’s salary or bonus opportunity or a material reduction in Employee’s other benefits; or (3) requiring Employee to be based at a location more than 50 miles from Seattle, Washington; or (4) the Company’s failure to pay Employee any material amount that is due to Employee under this Agreement; provided, however, that none of the events or circumstances set forth in clauses (1) through (4) of this Paragraph 12(a)(v) shall constitute Good Reason unless Employee has provided notice to the Company of such event or circumstance within 90 days of the initial existence of the event or circumstance, and the Company has failed to remedy such event or circumstance within 30 days of its receipt of such notice.

For purposes of this Agreement, “cause” shall mean (i) a failure by Employee to substantially perform Employee’s reasonable and legal duties and as defined by goals established by the Company and agreed to by Employee, other than a failure resulting from Employee’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Employee that constitutes gross misconduct and that is injurious to the Company, (iii) a willful breach by Employee of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by Employee shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

For purposes of this Agreement, a “change of control” shall be deemed to have occurred if (1) (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities and Exchange Act (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power (with respect to the election of directors) of the Company’s then outstanding securities; or (B) whether or not having previously attained such level of thirty-five percent (35%), any such person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of such combined voting power; or (C) whether or not having previously attained such level of fifty percent (50%), any such person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing seventy-five percent (75%) or more of such combined voting power; or (2) whether or not any of the thresholds of beneficial ownership identified in the preceding clause (1) have been attained, equity securities of the Company cease to be listed for trading on any regulated securities exchange in the United States or Europe or quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System; or (3) at any time after the execution of this Agreement, a majority of the Board shall be replaced, over a two-year period, from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by two-thirds (2/3) of the Board as constituted at the beginning of such period; or (4) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (5) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business or assets.

(b) Termination Benefits. If Employee’s employment is terminated by (1) the Company pursuant to Section 12(a) of this Agreement for any reason noted above other than by the Company for “cause” or (2) by Employee for “Good Reason”, Employee will be entitled to receive the following benefits as severance (the “Severance Benefits”):

(i) Twelve (12) months salary at Employee’s then current annual salary level (agreed contributions will be considered as part of Employee’s salary). The Company shall also maintain the medical and dental insurance coverage mentioned in paragraph nine (9) above for this period;

(ii) payment of any salary, expenses, allowances and benefits accrued by Employee up to the date of the termination;

(iii) the immediate vesting and release without restriction as of the date of termination of any stock options or other equity securities of the Company granted by the Company to Employee. In addition all outstanding options granted by the Company to Employee shall remain exercisable for their full term (but in no event more than 10 years from the date of grant);

(iv) If the Company gives Employee notice of termination other than for “cause,” or if Employee gives the Company notice of termination for “Good Reason,” in either case within one (1) year after a change of control has occurred, the Severance Benefit will be extended by six (6) months to a total of eighteen (18) months.

If Employee’s employment is terminated by Employee for any reason pursuant to Section 12(a) noted above other than for “Good Reason”, Employee will be entitled to receive the following benefits as termination benefits after the notice period:

(i) Six (6) months’ salary at Employee’s then current annual salary level (agreed contributions will be considered as part of Employee’s salary). The Company will also maintain the medical and dental insurance coverage mentioned in paragraph nine (9) above for this period;

(ii) payment of any salary, expense, allowances and benefits accrued by Employee up to the date of termination; and

(iii) the immediate vesting and release without restriction as of the date of termination of any stock options or equity securities of the Company granted by the Company to Employee.

(c) Benefits in the Event of Employee’s Death. Except as set forth below, if Employee’s employment terminates automatically in the event of Employee’s death, Employee’s estate will be entitled to receive the Severance Benefits. The Company may, at its option, maintain a life insurance policy for Employee in an amount deemed to be appropriate by the Board and designating Employee’s estate as the beneficiary. If the Company elects to maintain such life insurance and the policy amount equals or exceeds the value of the Severance Benefits (as determined by the Board), Employee’s estate shall only be entitled to receive the proceeds of the insurance policy. If the policy amount is less than the value of the Severance Benefits, the

Company shall pay to Employee’s estate an amount equal to the difference between the value of the Severance Benefits and the amount to which the estate would be entitled to under the insurance policy. The Company shall determine the value of the Severance Benefits as soon as practicable after Employee’s death but in no event later than thirty (30) days thereafter.

(d) Date of Termination; Provision of Severance Benefits. The date of termination of Employee’s employment by the Company under this Paragraph 12 shall be six (6) months after receipt by Employee of written notice of termination, provided, however, that if the termination is for cause the date of termination shall be the date specified in the notice of termination or if no date is specified then the date on which such notice is received by Employee. The date of termination by Employee under this Paragraph 12 shall be three (3) or one (1) month(s) after receipt by the Company of written notice of termination. During any notice period preceding Employee’s termination of employment, Employee will continue to provide bona-fide services to the Company at a level relatively equivalent to the average level of bona-fide services performed by Employee over the immediately preceding 36-month period, so that Employee’s “separation from service” for purposes of Section 409A shall coincide with his termination of employment under this Paragraph 12. All benefits to which Employee is entitled under subparagraph (b) hereof shall be provided within thirty (30) days of his separation from service within the meaning of Section 409A (the “Payment Date”); provided, however, that if, as of the date of Employee’s separation from service, Employee is one of the Company’s “specified employees” for purposes of Section 409A (as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect), then, to the extent that any payment owed to Employee upon his separation from service constitutes a “deferral of compensation” within the meaning of Section 409A, such payment shall not be made on the Payment Date or at any other time during the six months following Employee’s separation from service and, on the first business day following the end of such six-month period (or, if earlier, upon Employee’s death), the Company shall make a one-time, lump-sum cash payment to Employee in an amount equal to the amounts otherwise payable to Employee under this Agreement during such six-month period plus interest on such amount at the applicable federal rate for instruments of less than one year. In the case of automatic termination of Employee’s employment in the event of Employees death, the benefits shall be provided no later than thirty (30) days from the date of Employees death.

13. Indemnification. The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company, Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Employee to the extent the Company provides such coverage for any of its other Employee officers.

14. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

(b) Notices. Any notice or request to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

If to the Company, to:

Hungarian Telephone and Cable Corp.

Terez krt. 46

Budapest, Hungary 1066

Facsimile No.: 011-361-474-0351

Attention: President and Chief Employee Officer

If to Employee, to:

the address or facsimile number

for Employee as set forth

in the Company’s records

(c) Governing Law; Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of Delaware, agrees to appoint an agent in the State of Delaware as such party’s agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the courts of the State of Delaware, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of Delaware has been brought in an improper or otherwise inconvenient forum.

(d) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

(e) Assignment. Neither this Agreement, nor the rights and obligations hereunder, may be assigned by either party without the prior written consent of the other party.

(f) Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

(h) Extension; Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i) Severability. The provisions of this Agreement are severable and, if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:
Martin Lea President and Chief Executive Officer

PETER T. NOONE